Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on July 28, 2014, and effective as of September 1, 2014 (the “Effective Date”), by and between Peter Lodwick (the “Executive”) and The Container Store Group, Inc., a Delaware corporation (“Parent”), and any of its subsidiaries and affiliates as may employ the Executive from time to time (collectively, and together with any successor thereto, the “Company”).

RECITALS

WHEREAS, the Company desires to assure itself of the continued services of the Executive by engaging the Executive to perform services on the terms and subject to the conditions set out in this Agreement;

WHEREAS, the Executive desires to provide services to the Company on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
DEFINED TERMS

1.1                               Previously Defined Terms.  As used herein, each term defined in the first paragraph and recitals of this Agreement shall have the meaning set forth above.

1.2                               Definitions.  As used herein, the following terms shall have the following respective meanings:

(a)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in the preceding sentence, “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b)                                 “Annual Base Salary” has the meaning set forth in Section 3.1.

(c)                                  “Board” means the Board of Directors of the Parent.

(d)                                 The Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any one or more of the following events:  (i) a material breach by the Executive of any material provision of this Agreement which is not corrected by the Executive within thirty (30) days after receipt of written notice from the Company specifying such breach, to the extent such breach is capable of cure; (ii) the Executive’s conviction of, or entry by the Executive of a guilty or nolo contendere plea to, the commission of a felony or a crime involving moral turpitude, other than vicarious liability or traffic violations; (iii) the Executive’s intentional breach of Company policies constituting theft or embezzlement from the Company or any of its customers or suppliers; or (iv) the Executive’s gross neglect or intentional misconduct in connection with the performance of any material portion of the Executive’s duties (which, in the case of the Executive’s gross neglect, is not corrected by the Executive within thirty (30) days after receipt of written notice from the Company specifying such neglect, to the extent that such neglect is capable of cure).

(e)                                  “Change in Control” means the occurrence of any of the following events:  (i) a change in ownership or control of Parent effected through a transaction or series of transactions (other than an offering of equity securities of Parent or any of its subsidiaries to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Parent, any of its subsidiaries, any employee benefit plan maintained by Parent or any of its subsidiaries, any Principal Stockholder or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Parent or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by Parent’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or (iii) the consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of a sale or other disposition of all or substantially all of Parent’s assets, other than a transaction which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

(f)                                   “Compensation Committee” means the Culture and Compensation Committee of the Board.

(g)                                  “Competitive Business” has the meaning set forth in Section 6.1.

(h)                                 “Continuation Period” has the meaning set forth in Section 5.2(a).

(i)                                     “Credit Agreement” has the meaning set forth in Section 3.2.

(j)                                    “Date of Termination” means: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Sections 4.1(b)-(f), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4.2, whichever is earlier; or (iii) if the Executive’s employment is terminated due to the expiration of the Term under Section 2.2, the date of expiration of the then-current Term.

(k)                                 “Disability” means the Executive’s incapacity to perform the essential duties of his position for any six (6) months (whether or not consecutive) during any twelve (12) month period due to the Executive’s physical or mental illness, as determined by a physician mutually acceptable to, and agreed to in good faith by, a majority of the Board and the Executive.

(l)                                     “Fiscal Quarter” means the fiscal quarter of the Company, as in effect from time to time.

(m)                             “Fiscal Year” means the fiscal year of the Company, as in effect from time to time.

(n)                                 The Executive shall have “Good Reason” to resign from his employment hereunder upon the occurrence of any one or more of the following events without his prior written consent:  (i) an adverse change in the Executive’s title or reporting line or the Executive’s material duties, authorities or responsibilities; (ii) the assignment to the Executive of duties materially inconsistent with his position; (iii) a material breach by the Company of any material provision of this Agreement; (iv) a reduction of the Executive’s Annual Base Salary or benefits hereunder (other than any such reduction which is part of, and generally consistent with, a general reduction affecting other similarly situated executives of the Company) or Performance Bonus opportunity (it being understood that the Performance Targets shall be determined from time to time by the Board); (v) failure of the Company to pay any portion of the Annual Base Salary or Performance Bonus otherwise payable to the Executive or to provide the benefits set forth in Section 3.3 (other than as provided in clause (iv) above); (vi) the Company’s requiring the Executive to be headquartered at any office or location more than fifty (50) miles from Coppell, Texas, or (vii) the termination of the employment of any of Kip Tindell, Sharon Tindell or Melissa Reiff by the Company without “Cause” or by such executive for “Good Reason” (each such term as defined in the applicable executive’s employment agreement); provided, however, that notwithstanding any of the foregoing the Executive may not resign from his employment for Good Reason unless: (A) the Executive provides the Company with at least sixty (60) days prior written Notice of Termination of his intent to resign for Good Reason and (B) the Company has not corrected the circumstances constituting Good Reason prior to the Date of Termination specified in the Notice of Termination; provided that such Notice of Termination may not be given later than ninety (90) days after the initial occurrence of the event constituting Good Reason; provided, further, that notwithstanding anything herein to the contrary, a termination of employment by the Executive for any reason pursuant to a Notice of Termination given during the thirty (30) day period immediately following the six (6) month anniversary of the occurrence of a Change in Control shall be deemed to be termination of employment for Good Reason.

(o)                                 “Guaranteed Bonus Date” shall have the meaning set forth in Section 3.2.

(p)                                 “Health Gross-Up Payment” means an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on each monthly Health Payment.

(q)                                 “Health Payment” means the monthly premium amount paid by the Executive pursuant to Section 5.2(a) or 5.2(b), as applicable.

(r)                                    “Incumbent Board” has the meaning set forth in Section 1.2(e).

(s)                                   “Initial Term” has the meaning set forth in Section 2.2.

(t)                                    “Notice of Termination” has the meaning set forth in Section 4.2.

(u)                                 “Performance Bonus” has the meaning set forth in Section 3.2.

(v)                                 “Performance Target” has the meaning set forth in Section 3.2.

(w)                               “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(x)                                 “Principal Stockholders” means Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., and any Affiliate thereof.

(y)                                 “Proprietary Information” has the meaning set forth in Section 7.1.

(z)                                  “Restricted Period” has the meaning set forth in Section 6.1.

(aa)                          “Retirement Continuation Period” has the meaning set forth in Section 5.2(c).

(bb)                          “Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued with respect thereto.

(cc)                            “Successor Entity” has the meaning set forth in Section 1.2(e).

(dd)                          “Term” has the meaning set forth in Section 2.2.

ARTICLE II.
EMPLOYMENT

2.1                               Employment of Executive.  The Company hereby agrees to employ the Executive, and the Executive agrees to enter into the employ of the Company, on the terms and subject to the conditions herein provided.

2.2                               Term.  The term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the fifth (5th) anniversary thereof, unless earlier terminated as provided in Section 4.1.  On the fifth (5th) anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the employment term hereunder shall automatically be extended for successive one (1)-year periods (such periods, together with the Initial Term, the “Term”), unless either the Executive or the Company elects not to so extend the Term by notifying the other party in writing of such election no later than ninety (90) days prior to the last day of the then-current Term.

2.3                               Position and Duties.  During the Term, the Executive shall serve as the Company’s Vice President and General Counsel with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chairman and Chief Executive Officer and President and Chief Operating Officer.  Such duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company.  The Executive shall report directly to the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company but shall be entitled to serve in a director or trustee capacity upon the prior written consent of the Chief Executive Officer or the President and Chief Operating Officer, which shall not be unreasonably withheld, and provided such opportunity does not result in a breach of the covenants set forth in Section 6.1.  The Executive agrees to observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

ARTICLE III.
COMPENSATION AND RELATED MATTERS

3.1                               Annual Base Salary.  During the Term, the Executive shall receive a base salary at an initial rate of $450,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review every 20-24 months for possible increase, but not decrease, in the Board’s discretion (the “Annual Base Salary”).

3.2                               Bonus.  With respect to the twelve-month period immediately following the Effective Date, the Executive shall be entitled to receive a guaranteed bonus of $200,000, which shall be payable in four equal installments of $50,000 subject to the Executive’s continued employment through December 1, 2014, March 1, 2015 June 1, 2015 and September 1, 2015 respectively (each such date, a “Guaranteed Bonus Date”).  Each such installment shall be payable on the first regular payroll date following the Guaranteed Bonus Date.  With respect to each Fiscal Quarter beginning with the Fiscal Quarter that begins on September 1 2015, the Executive shall be eligible to receive a quarterly cash bonus (the “Performance Bonus”) based upon Company EBITDA and/or other financial and non-financial performance targets (the “Performance Targets”), established by the Board; provided that if any such Performance Target is based on Company EBITDA, EBITDA shall be determined in the same manner, and with the same adjustments, as Consolidated EBITDA (as defined in the Credit Agreement, entered into as of April 6, 2012, among the Company, the Guarantors (as defined therein) party thereto, the Lenders (as defined therein), JPMorgan Chase Bank, N.A., and the other parties thereto, as amended from time to time (the “Credit Agreement”)), is determined for purposes of the Credit Agreement. Notwithstanding the foregoing, in the discretion of the Company, the Performance Bonus may be modified to be payable based on performance periods of up to one year; provided that the performance bonus periods applicable to the Executive shall be comparable to those applicable to similarly situated employees of the Company.   The amount of each Performance Bonus shall be no less than 0.19% of the Company EBITDA for the applicable quarter (or other performance period, as applicable).  The amount of each Performance Bonus shall be based upon the Company’s attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board).  Each such Performance Bonus shall be payable as soon as reasonably practicable following the completion of the Fiscal Quarter (or other performance period) to which such Performance Bonus relates, but in any event within the period required by Section 409A, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations.  Notwithstanding the foregoing, except as set forth in Article V, no bonus shall be payable with respect to any Fiscal Quarter (or other performance period) unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the last day of such Fiscal Quarter (or other performance period).  To the extent that the Company becomes subject to Section 162(m) of the Code (and all applicable post-initial public offering transition periods have expired with respect to applicable Company plans) and the Executive is or may be reasonably be expected to become a “covered employee” within the meaning of Section 162(m) of the Code, the Performance Bonus for any applicable Fiscal Quarter (or other performance period) will be payable pursuant to a “qualified performance-based compensation” bonus plan that has been approved by the stockholders of the Company in accordance with the provisions for such approval under Section 162(m) of the Code and the regulations promulgated thereunder, and on the basis of the Executive’s or the Company’s attainment of objective financial or other operating criteria established by the Compensation Committee in its sole good faith discretion and in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.

3.3                               Benefits.  During the Term, the Executive shall be entitled to the following benefits: (a) participation in the Company’s employee health and welfare benefit plans and programs and arrangements which are applicable to the Company’s senior executives as may be adopted by the Company from time to time, subject to the terms and conditions of the applicable employee benefit plan, program or arrangement, and (b) indemnification and/or directors and officers liability insurance coverage insuring the Executive against insurable events which occur while the Executive is a director or executive officer of the Company, on terms and conditions that are comparable to those then provided to other current or former directors or executive officers of the Company.

3.4                               Vacation and Holidays.  During the Term, the Executive shall be entitled to paid vacation and holidays in accordance with the Company’s policies applicable to senior executives of the Company, provided that the Executive shall be entitled to paid vacation of no less than four (4) weeks for each full Fiscal Year during the Term.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

3.5                               Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

3.6                               Options.  On the Effective Date, the Executive shall be granted stock options under the Company’s 2013 Incentive Award Plan with a Black-Scholes value of $250,000, which will have an exercise price per share equal to the closing price per share of the Company’s stock on the date of grant.  Such options shall vest ratably in equal annual installments over seven (7) years and shall be subject to acceleration as provided under the Company’s 2013 Incentive Award Plan.  In addition, during the Term, the Executive shall be entitled to receive annual option grants under the Company’s 2013 Incentive Award Plan (or successor plan) in substantially comparable amounts and on substantially comparable terms as annual option grants made to other vice presidents of the Company.

ARTICLE IV.
TERMINATION

4.1                               Circumstances.  During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)                                 Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  If the Executive has incurred a Disability, the Company may terminate the Executive’s employment due thereto.

(c)                                  Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(d)                                 Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(e)                                  Resignation for Good Reason.  The Executive may resign from his employment for Good Reason.

(f)                                   Resignation without Good Reason.  The Executive may resign from his employment without Good Reason.

4.2                               Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive pursuant to Section 4.1 (other than termination due to death pursuant to Section 4.1(a)) shall be communicated by a written notice to the other party hereto.  Such written notice (a “Notice of Termination”) shall: (a) indicate the specific termination provision in this Agreement relied upon; and (b) specify a Date of Termination which, (i) if submitted by the Executive, shall be at least sixty (60) days, but no more than six (6) months, following the date of such notice and (ii) if submitted by the Company in connection with a termination of employment by the Company without Cause, shall be at least thirty (30) days following the date of such notice.  Notwithstanding the foregoing, the Company may, in its sole discretion, change the Executive’s proposed Date of Termination to any date following the Company’s receipt of the Executive’s Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company in connection with a termination of employment by the Company for Cause may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter chosen by the Company in its sole discretion; provided that, notwithstanding the foregoing, any Notice of Termination submitted by the Company in connection with a termination of the Executive’s employment for Cause within the meaning of Section 1.2(d)(i) (due to the Executive’s material breach of any material provision of this Agreement) or Section 1.2(d)(iv) (due to the Executive’s gross neglect in connection with the performance of any material portion of the Executive’s duties) shall indicate a Date of Termination that is at least thirty (30) days following the date of such notice, provided that such breach is capable of cure.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause, Good Reason, or Disability shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder; provided that a Notice of Termination submitted by the Executive of his intent to resign for Good Reason may not be given later than 90 days after the initial occurrence of the event constituting Good Reason.

4.3                               Company Obligations upon Termination.  Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive: (a) any amount of the Annual Base Salary through the Date of Termination not theretofore paid; (b) any reimbursement of expenses owing to the Executive under Section 3.5; (c) any accrued vacation pay owed to the Executive pursuant to Section 3.4; and (d) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3.3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (including, if applicable, any death benefits).  Except as otherwise set forth in Sections 5.1 and 5.2 below, the payments and benefits described in this Section 4.3 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason (other than, for the avoidance of doubt, any payments or benefits to which the Executive is entitled by virtue of him being a stockholder of the Company).  The amounts in subsections (a)-(c) above shall be paid within sixty (60) days after the Executive’s termination, but in any event within the period required by Section 409A, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations.

ARTICLE V.
SEVERANCE PAYMENTS

5.1                               Termination due to Death .  If the Executive’s employment is terminated pursuant to Section 4.1(a) due to the Executive’s death, then, notwithstanding the penultimate sentence of Section 3.2, in addition to the amounts set forth in Section 4.3, (a) all unvested stock options held by the Executive immediately prior to the Date of Termination shall, as of the Date of Termination, become vested and exercisable, subject to the terms and conditions of the applicable option plan and option agreement(s), and (b) the Company shall pay to the Executive (or the Executive’s estate) a prorated amount of the Performance Bonus for the Fiscal Quarter (or other performance period) in which the Date of Termination occurs that the Executive would have received to the extent he remained employed through the end of the Fiscal Quarter (or other performance period) in which the Date of Termination occurred based on the Company’s actual attainment of the applicable Performance Targets (prorated based on the number days that the Executive is employed by the Company during the Fiscal Quarter (or other performance period) in which the Date of Termination occurs); provided that, if such Fiscal Quarter (or other performance period) begins prior to September 1, 2015, such Performance Bonus (prior to proration) shall be deemed to be $50,000 (which shall be adjusted by the Company in good faith if the Performance Bonus is payable other than quarterly) for purposes of this clause (b), payable at the same time such Performance Bonus would have been paid had the Executive remained employed through the end of the Fiscal Quarter (or other performance period) in which the Date of Termination occurs (or, if such Fiscal Quarter (or other performance period) began prior to September 1, 2015, payable within thirty (30) days following the Date of Termination).

5.2                               Termination without Cause; Resignation for Good Reason or without Good Reason; Due to Disability.

(a)                                 If (i) the Executive’s employment is terminated by the Company without Cause pursuant to Section 4.1(d) or due to Disability pursuant to Section 4.1(b), or (ii) the Executive resigns from his employment for Good Reason pursuant to Section 4.1(e) (other than due to the occurrence of an event described in Section 1.2(n)(vii)), then in addition to the amounts set forth in Section 4.3, (A) the Company shall pay the Executive an amount equal to the sum of (x) two (2) times the Annual Base Salary as in effect immediately prior to the Date of Termination, payable in equal installments, in accordance with the Company’s payroll practices, during the two (2)-year period beginning on the first payroll date that follows the thirtieth (30th) day following the Date of Termination, and (y) two (2) times the greater of (I) the aggregate amount of the Performance Bonuses earned by the Executive for the four Fiscal Quarters immediately prior to the Fiscal Quarter in which the Date of Termination occurs, and (II) the aggregate amount of the Performance Bonuses that the Executive would have earned for the Fiscal Quarter in which the Date of Termination occurs (prorated based on the number days that the Executive is employed by the Company during such Fiscal Quarter) and the three immediately preceding Fiscal Quarters if he remained employed through the end of the Fiscal Quarter in which the Date of Termination occurs based on the Company’s actual attainment of the applicable Performance Targets (provided that, with respect to any Fiscal Quarter (or other performance period) referred to in clause I or II that begins prior to September 1, 2015, the Executive shall be deemed to have received a Performance Bonus of $50,000 (which shall be adjusted by the Company in good faith if the Performance Bonus is payable other than quarterly)  for purposes of clauses I and II), payable at the same time as the Performance Bonus for the Fiscal Quarter in which the Date of Termination occurs would have been paid had the Executive remained employed through the end of the Fiscal Quarter in which the Date of Termination occurs (or, if such Fiscal Quarter began prior to September 1, 2015, payable within thirty (30) days following the Date of Termination); provided that, in the event that the Performance Bonus is payable other than quarterly, the bonus amounts described in clauses I and II shall be determined based on the periodic Performance Bonuses payable with respect to the twelve (12)-month period immediately prior to the Date of Termination, as determined by the Company in good faith, (B) all unvested stock options held by the Executive immediately prior to the Date of Termination shall, as of the Date of Termination, become vested and exercisable, subject to the terms and conditions of the applicable option plan and option agreement(s), and (C) during the two (2)-year period beginning on the Date of Termination (such period, the “Continuation Period”), the Executive and his eligible dependents, if applicable, shall be entitled to continued participation in the Company’s medical, health, disability and similar welfare benefit plans in which he and his eligible dependents, if applicable, were participating on the Date of Termination at the Company’s sole expense; provided that if such continued participation is not permitted under such plans, the Company shall provide to the Executive and his eligible dependents, if applicable, substantially similar benefits during the Continuation Period; provided, further, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage.  The Company shall reimburse to the Executive monthly the Health Payment no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive.  In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Executive the Health Gross-Up Payment.  The COBRA health continuation period under

Section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date.  The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Section 1.409A-1(b)(9)(v)(B) of the Department of Treasury Regulations.  The Health Payment and the Health Gross-up Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations.

(b)                                 Notwithstanding the foregoing, in the event of (i) a termination of employment by the Executive for any reason pursuant to a Notice of Termination given during the thirty (30)-day period immediately following the six (6) month anniversary of the occurrence of a Change in Control that occurs prior to the third anniversary of the Effective Date or (ii) a termination of the Executive’s employment by the Company without Cause that occurs during the six (6)-month period immediately following a Change in Control that occurs prior to the third anniversary of the Effective Date, then, each time the word “two” appears in Section 5.2(a)(i)(A), such word shall be replaced with the number of years (rounded to the nearest whole month) remaining in the Initial Term as of immediately prior to the Date of Termination, if such number is greater than two.

(c)                                  Notwithstanding the foregoing, if the Executive resigns from his employment for Good Reason due to the occurrence of an event described in Section 1.2(n)(vii), then in addition to the amounts set forth in Section 4.3 (but, for the avoidance of doubt, without duplication of any amounts payable pursuant to Section 5.2(b)), (i) the Company shall pay the Executive an amount equal to the sum of (A) the Annual Base Salary as in effect immediately prior to the Date of Termination, payable in equal installments, in accordance with the Company’s payroll practices, during the one (1)-year period beginning on the first payroll date that follows the thirtieth (30th) day following the Date of Termination, (B) the aggregate amount of the Performance Bonuses that the Executive would have earned for the Fiscal Quarter in which the Date of Termination occurs and the three immediately preceding Fiscal Quarters if he remained employed through the end of the Fiscal Quarter in which the Date of Termination occurs based on the Company’s actual attainment of the applicable Performance Targets (provided that, with respect to any Fiscal Quarter (or other performance period) referred to in this clause (B) that begins prior to September 1, 2015, the Executive shall be deemed to have earned a Performance Bonus of $50,000 (which shall be adjusted by the Company in good faith if the Performance Bonus is payable other than quarterly) for purposes of this clause (B)), payable at the same time as the Performance Bonus for the Fiscal Quarter in which the Date of Termination occurs would have been paid had the Executive remained employed through the end of the Fiscal Quarter in which the Date of Termination occurs (or, if such Fiscal Quarter began prior to September 1, 2015, payable within thirty (30) days following the Date of Termination); provided that, in the event that the Performance Bonus is payable other than quarterly, the bonus amount described in this clause (B) shall be determined based on the periodic Performance Bonuses payable with respect to the twelve (12)-month period immediately prior to the Date of Termination, as determined by the Company in good faith, and (C) a prorated amount of the Performance Bonus for the Fiscal Quarter (or other performance period) in which the Date of Termination occurs that the Executive would have received to the extent he remained employed through the end of the Fiscal Quarter (or other performance period) in which the Date of Termination occurred based on the Company’s actual attainment of the applicable Performance

Targets (prorated based on the number days that the Executive is employed by the Company during the Fiscal Quarter (or other performance period) in which the Date of Termination occurs) (provided that, if such Fiscal Quarter (or other performance period) begins prior to September 1, 2015, such Performance Bonus (prior to proration) shall be deemed to be $50,000 (which shall be adjusted by the Company in good faith if the Performance Bonus is payable other than quarterly) for purposes of this clause (C)), payable at the same time such Performance Bonus would have been paid had the Executive remained employed through the end of the Fiscal Quarter (or other performance period) in which the Date of Termination occurs (or, if such Fiscal Quarter (or other performance period) began prior to September 1, 2015, payable within thirty (30) days following the Date of Termination), (ii) all unvested stock options held by the Executive immediately prior to the Date of Termination shall, as of the Date of Termination, become vested and exercisable, subject to the terms and conditions of the applicable option plan and option agreement(s), and (iii) during the one (1) year period beginning on the Date of Termination (such period, the “Retirement Continuation Period”), the Executive and his eligible dependents, if applicable, shall be entitled to continued participation in the Company’s medical, health, disability and similar welfare benefit plans in which he and his eligible dependents, if applicable, were participating on the Date of Termination at the Company’s sole expense; provided that if such continued participation is not permitted under such plan, the Company shall provide to the Executive and his eligible dependents, if applicable, substantially similar benefits during the Retirement Continuation Period; provided, further, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage.  The Company shall reimburse to the Executive monthly the Health Payment no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive.  In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Executive the Health Gross-Up Payment.  The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date.  The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Section 1.409A-1(b)(9)(v)(B) of the Department of Treasury Regulations.  The Health Payment and the Health Gross-up Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations.

5.3                               Section 409A.  Notwithstanding any provision to the contrary in this Agreement, no cash payments or other benefits described in Section 5.2 will be paid or made available to the Executive unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and unless, on or prior to the thirtieth (30th) day following the Date of Termination, (a) the Executive shall have executed a waiver and release of claims in the form attached as Exhibit A hereto, and (b) such release shall not have been revoked by the Executive prior to such thirtieth (30th) day.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death.  Upon the expiration of the applicable deferral period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to Section 5.2 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.  For the avoidance of doubt, no payments or benefits shall be payable under Section 5.2 in the event of the Executive’s termination of employment due to expiration of the Term under Section 2.2.

5.4                               Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

ARTICLE VI.
NON-COMPETITION; NON-SOLICITATION

6.1                               Non-Competition Obligation.  The Executive shall not, at any time during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Date of Termination (the “Restricted Period”), directly or indirectly, enter the employ of, or render any services to, any Person engaged in any business in North America or anywhere in the world in which the Company conducts business as of the Date of Termination (a) which derives more than fifteen percent (15%) of its consolidated revenues from the marketing or distribution of products sold by the Company, (b) which participates in the manufacturing or design of modular or component shelving or drawer systems or other material products of Elfa Group AB and its subsidiaries, or (c) which, as of the Date of Termination, the Board (including any committee thereof) or senior management of the Company has taken active steps to engage in or acquire (any such business, a “Competitive Business”); and the Executive shall not become interested in any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 6.1 shall be deemed to prohibit the Executive from working for another retail organization, provided that the Executive is not engaged in any aspect of the business of such retail organization (including, but not limited to, starting any division or other segment of such retail organization in a Competitive Business), whether in a supervisory, consultative or other capacity, relating to a Competitive Business.  For the avoidance of doubt, the Executive’s position as a senior executive officer of a retail organization, of which a Competitive Business is an immaterial aspect of its general retail business, shall not be prohibited by, or constitute a violation of, the terms of this Section 6.1; provided that the Executive does not participate in any day-to-day operations or in any strategic or other decisions relating to the conduct of such retail organization as it relates to a Competitive Business and, to the extent necessary, has delegated such responsibilities to other management personnel of such retail organization.  It is expressly agreed that nothing contained in this Section 6.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation or working for a retail organization, provided that the Executive is not, directly or indirectly, engaged in a business relating to a Competitive Business.

6.2                               Non-Solicitation Obligation.  The Executive shall not, at any time during the Restricted Period, for his benefit or for the benefit of any other Person, solicit the employment or services of, or hire (or cause any Person to so solicit or hire), any person who upon the termination of the Executive’s employment hereunder, or within twelve (12) months prior thereto, was (a) employed by the Company or (b) a consultant to the Company. The restrictions in this Section 6.2 shall not apply to (i) general solicitations that are not specifically directed to employees of or consultants to the Company, (ii) at the request of a former employee, serving as an employment reference for such former employee, (iii) solicitations or hirings of former employees of the Company whose employment was terminated by the Company without “Cause” or who terminated their employment for “Good Reason” (as such terms are defined in the applicable employment agreement or, in the absence of such an agreement, as determined by a majority of the Board in its good faith discretion), or (iv) except as would constitute a breach of the covenants in Section 6.1, the solicitation or hiring of any of Kip Tindell, Sharon Tindell or Melissa Reiff following such executive’s termination of employment by the Company without “Cause” or by such executive for “Good Reason” (as such terms are defined in the applicable employment agreement).

6.3                               Definition.  As used in this Article VI , the term “Company” shall include the Company (as defined in the preamble hereof) and any of its direct or indirect subsidiaries.

6.4                               Amendment .  The provisions contained in Sections 6.1 and 6.2 may be altered and/or waived only with the prior written consent of a majority of the Board or the Compensation Committee.

ARTICLE VII.
NONDISCLOSURE OF PROPRIETARY INFORMATION

7.1                               Nondisclosure.  Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7.3, the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for his benefit or the benefit of any Person any Proprietary Information after the Date of Termination shall continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

7.2                               Return of Proprietary Information.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all Proprietary Information in the Executive’s possession, including without limitation all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

7.3                               Response to Legal Process.  Notwithstanding Section 7.1, the Executive may respond to a lawful and valid subpoena or other legal process relating to the Company or its business or operations; provided that the Executive shall: (a) give the Company the earliest possible notice thereof; (b) as far in advance of the return date as possible, at the Company’s sole cost and expense, make available to the Company and its counsel the documents and other information sought; and (c) at the Company’s sole cost and expense, assist such counsel in resisting or otherwise responding to such process.

7.4                               Non-Disparagement.

(a)                                 The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, members or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with his legal representatives and make truthful statements as required by law.

(b)                                 The Company agrees to instruct the members of the Board and the executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided that the Company may confer in confidence with its legal representatives and make truthful statements as required by law.

7.5                               As used in this Article VII , the term “Company” shall include the Company (as defined in the preamble hereof), its parent, related entities, and any of its direct or indirect subsidiaries.

ARTICLE VIII.
REMEDIES

8.1                               Acknowledgement; Blue Pencil.  The Executive acknowledges and agrees that the benefits and payments provided under this Agreement represent adequate consideration for the Executive’s agreement to be bound by the restrictive covenants set forth in Articles VI and VII , that the Executive’s agreement to be bound by such restrictive covenants is a material inducement to the Company’s entering into this Agreement.  In the event, however, that any restrictive covenant set forth in Articles VI or VII shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it is the intention of the Executive and Company that it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.2                               Injunctive Relief.  The Executive acknowledges and agrees that a breach of the covenants contained in Articles VI or VII will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Articles VI or VII , in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without any requirement to post a bond.  The Company acknowledges and agrees that a breach of the covenants contained in Section 7.4(b) will cause irreparable damage to the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Company agrees that in the event of a breach of any of the covenants contained in Section 7.4(b), in addition to any other remedy which may be available at law or in equity, the Executive will be entitled to specific performance and injunctive relief without any requirement to post a bond.

ARTICLE IX.
MISCELLANEOUS

9.1                               Assignment.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9.2                               Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

9.3                               Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)                                 If to the Company:

The Container Store Group, Inc.

500 Freeport Parkway

Coppell, TX 75019

ATTN:  Melissa Reiff, President and Chief Operating Officer

with a copy to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

ATTN:  Howard Sobel; Bradd Williamson

(b)                                 If to the Executive, to the address set forth in the Company’s records or at any other address as any party shall have specified by notice in writing to the other party.

9.4                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.5                               Entire Agreement.  The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of (and supersede) any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into between the Company and the Executive).  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.6                               Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company and approved by the Compensation Committee, which expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and approved by the Compensation Committee, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or conform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

9.7                               No Inconsistent Action.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

9.8                               Construction.  This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

9.9                               Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, (a) the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Articles VI or VII of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond, and (b) the Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7.4(b) of this Agreement and the Company hereby consents that such restraining order or injunction may be granted without requiring the Executive to post a bond.  Only individuals who are: (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses shall be borne equally by the parties thereto.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 9.9, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

9.10                        Enforcement.  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect: (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a portion of this Agreement; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such invalid, illegal or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in substance to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

9.11                        Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

9.12                        Employee Acknowledgment.  The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

9.13                        Section 409A.

(a)                                 To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that a majority of the Board determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A; provided that no such amendments, policies, procedures or actions shall reduce the economic value to the Executive of this Agreement from the value of this Agreement (without taking into account the effect of Section 409A) prior to the adoption or taking of such amendments, policies, procedures or actions.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)                                 To the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(c)                                  To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement (including, without limitation, the Health Payment and the Health Gross-Up Payment) are deemed to constitute “deferred compensation” within the meaning of Section 409A to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations.  The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.14                        Cooperation.  During the Term hereof and thereafter, the Executive shall cooperate with the Company in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company and at the Company’s sole cost and expense (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).

9.15                        Indemnification.  To the maximum extent allowed under applicable law and the Company’s By-Laws and other corporate organizational documents, in the event that the Executive is a party to any threatened, pending or completed action, suit or proceeding (other than any action, suit or proceeding arising under or related to this Agreement or any other compensation agreement), whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify the Executive and hold him harmless against all expenses (including reasonable and documented attorneys’ fees and costs incurred by the Executive), judgments, fines and amounts paid in settlement (subject to the Company’s consent, with such consent not to be unreasonably withheld) actually and reasonably incurred by him, as and when incurred, in connection with such action, suit or proceeding; provided that the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal action or proceeding, the Executive had reasonable cause to believe that his conduct was unlawful.  The provisions of this Section 9.15 shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.  These provisions shall continue in effect after Executive has ceased to be an officer or director of the Company.

9.16                        No Mitigation.  The Executive shall have no obligation to mitigate any payments due hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE CONTAINER STORE GROUP, INC.

By:	/s/ Melissa Reiff
Melissa Reiff
President and Chief Operating Officer

[Employment Agreement with Peter Lodwick]

EXECUTIVE

By:	/s/ Peter Lodwick
Peter Lodwick

[Employment Agreement with Peter Lodwick]

EXHIBIT A

Form of Release Agreement

Peter Lodwick (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue The Container Store Group, Inc., a Delaware corporation (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to                                      (or, with respect to claims of disparagement, arising or occurring on or prior to the date this release (the “Release”) is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive’s employment with the Company or the termination thereof or (b) Executive’s status at any time as a holder of any securities of the Company, and any and all claims based on, relating to, or arising under federal, state, or local laws, including without limitation claims of discrimination, harassment, retaliation, wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, or for violation of public policy, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Texas Commission on Human Rights Act, the Texas Anti-Retaliation Act, the Texas Labor Code, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (i) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive, and (ii) any obligation under this Release, or under that certain Employment Agreement entered into on July 10, 2014 by and between the Company and the Executive, assumed by any party thereto.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Release and such period shall not be affected or extended by any changes, whether material or immaterial, that might be made to this Release.  The Executive is hereby advised to consult with an attorney prior to executing the Release.  By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this

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Release.  The Executive further warrants that he understands that he may use as much or all of his twenty-one (21)-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven (7) days after signing this Release to revoke the Release by notice in writing to                                           .  This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven (7)-day revocation period without                            having received such revocation, but not before such time.

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The Executive acknowledges and agrees that this Release is a legally binding document and the Executive’s signature will commit the Executive to its terms.  Executive acknowledges and agrees that the Executive has carefully read and fully understands all of the provisions of this Release and that he voluntarily enters into this Release by signing below.  Upon execution, the Executive agree to deliver a signed copy of this Release to                            .

Date:

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